Exhibit 5.1

June 10, 2015

Delcath Systems, Inc.

1301 Avenue of the Americas

43rd Floor

New York, New York 10019

Re:	Delcath Systems, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Delcath Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offering and sale of up to 1,100,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”).

In connection with this opinion letter, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation and By-laws of the Company, (iii) certain resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement and certain related matters, (iv) the Final Report of the Inspector of Election of the Company’s 2015 Annual Meeting of Shareholders, reflecting the approval of the amendment of the Company’s 2009 Stock Incentive Plan (the “Plan”) to increase the total number of Shares reserved for issuance under the Plan by 1,100,000 (Proposal No. 4) by a majority of the votes cast in person or by proxy at such meeting, and (v) such other documents, records and other instruments as we have deemed appropriate for the purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company and transferred to plan participants in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the Delaware General Corporation Law and reported judicial decision relating thereto.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP